PARTICIPATING	TRADE	PRICE		 SHARES/PAR
UNDERWRITING	Portfolio's(1)	DATE	PER SHARE (2)	 AMOUNT

NeuStar, Incorporated (NSR) Roszel/JPMorgan Small Cap Growth 06/28/05	22.00
			13,000

PURCHASED	 		AMOUNT OF
FROM	 	 		OFFER
Morgan Stanley & Company	 605,000,000

BROKERS IN SYNDICATE
	Credit Suisse First Boston
	Morgan Stanley & Co. Incorporated
	J.P. Morgan Securities Inc.
	Banc of America Securities LLC
	Bear, Stearns & Co., Inc.
	Friedman Billings Ramsey
	Jefferies Broadview
	ThinkEquity Parners LLC


(1) All transactions were completed in accordance with Rule 10f-3 and Board approved Rule 10f-3 procedures

(2) All prices in US Dollar unless otherwise noted